Exhibit 99.1

Kaiser Aluminum Corporation Reports
Second Quarter and First Half 2014 Financial Results

Highlights:

•	Second Quarter 2014 - Operating Income $46 Million; Adjusted EBITDA $46 Million;
Adjusted EBITDA Margin 24%

•	Third Consecutive Quarterly Record for Heat Treat Plate Shipments

•	Strong Growth in Automotive Extrusions Generated Second Consecutive Quarterly Record

•	Strategic Investments Driving Improving Manufacturing Efficiency

FOOTHILL RANCH, Calif., July 23, 2014 - Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $25 million or $1.33 earnings per diluted share for the second quarter 2014, increasing from $16 million or $0.85 earnings per diluted share for the first quarter 2014 and $19 million or $0.98 earnings per diluted share for the second quarter 2013. Excluding the impact of non-run-rate items adjusted net income was $19 million or $1.05 per diluted share for the second quarter 2014, compared to adjusted net income of $13 million or $0.72 per diluted share for the first quarter 2014 and $17 million or $0.91 per diluted share for the prior year second quarter.

Net income for the first half 2014 was $40 million or $2.18 earnings per diluted share. For the prior year period, net income of $52 million or $2.70 earnings per diluted share reflected a lower effective tax rate as a result of an $8 million Canadian tax benefit. First half 2014 adjusted net income of $33 million and adjusted earnings per diluted share of $1.76 were down compared to adjusted net income of $37 million and adjusted earnings per diluted share of $1.93 in the first half of 2013. Stronger shipments and value added revenue were offset by higher major maintenance and weather related energy costs during the first half 2014 compared to the prior year period.

Value added revenue of $190 million for the second quarter 2014 was up from $186 million in the first quarter 2014 and $184 million in the second quarter 2013. For the first six months of 2014, value added revenue of $375 million was up slightly from $371 million for the prior year period.

Adjusted consolidated EBITDA was $46 million or 24.4% of value added revenue in the second quarter 2014 compared to adjusted consolidated EBITDA of $37 million or 19.7% of value added revenue in the first quarter 2014, and $44 million or 24.0% of value added revenue for the prior year quarter. For the first six months of 2014, adjusted consolidated EBITDA decreased $9 million to $83 million compared to the prior year period reflecting approximately $5 million of higher major maintenance expense and weather related energy costs. In addition, the first six months of 2013 benefited from a $4.5 million customer payment received in lieu of minimum contractual aerospace volumes.
Summary

“We are pleased to report strong second quarter 2014 value added revenue, adjusted EBITDA, and adjusted EBITDA margin,” said Jack A. Hockema, President, CEO and Chairman. “In the second quarter we posted another record for heat treat plate and automotive shipments, which, along with improving manufacturing efficiencies, more than offset the impact of lower heat treat plate prices. The throughput and efficiency gains from the Phase 5 expansion at our Spokane (Trentwood), Washington facility exceeded our initial expectations and were key factors driving our improved performance in the quarter.”

Second Quarter and First Half 2014 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarterly			Six Months Ended June 30,
	2Q14	1Q14	2Q13	2014	2013

Shipments (millions of lbs)	152	152	145	304	285

Net Sales	$344	$335	$329	$679	$666
Less: Hedged Cost of Alloyed Metal	$(155)	$(150)	$(145)	$(304)	$(295)
Value Added Revenue[1]	$190	$186	$184	$375	$371

Realized Price per Pound ($/lb)
Net Sales	$2.27	$2.21	$2.26	$2.24	$2.33
Less: Hedged Cost of Alloyed Metal	$(1.02)	$(0.99)	$(1.00)	$(1.00)	$(1.03)
Value Added Revenue	$1.25	$1.22	$1.26	$1.24	$1.30

Adjusted[1]
Operating Income	$39	$29	$37	$68	$78
EBITDA[2]	$46	$37	$44	$83	$92
EBITDA Margin[3]	24.4%	19.7%	24.0%	22.0%	24.8%
Net Income	$19	$13	$17	$33	$37
EPS, Diluted	$1.05	$0.72	$0.91	$1.76	$1.93

As Reported
Operating Income	$46	$32	$40	$79	$90
Net Income	$25	$16	$19	$40	$52
EPS, Diluted	$1.33	$0.85	$0.98	$2.18	$2.70

1    Adjusted numbers exclude non-run-rate items
2    Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization
3    Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue
*Please refer to GAAP financial statements
Totals may not sum due to rounding

Consolidated operating income as reported of $46 million for the second quarter 2014 and $79 million for the first half 2014, included non-run-rate gains of approximately $8 million and $11 million, respectively.

Excluding the impact of non-run-rate items, adjusted consolidated operating income of $39 million in the second quarter 2014 increased approximately $10 million sequentially from $29 million in the first quarter 2014. After reflecting the impact of approximately $5 million of additional costs in the first quarter 2014 related to benefit accruals and weather related energy costs, the increase in second quarter 2014 was primarily driven by record heat treat plate and automotive extrusion shipments and improved manufacturing efficiencies. On a year-over -year comparative basis, adjusted consolidated operating income for the second quarter 2014 was up slightly from $37 million in the second quarter 2013.

For the first half 2014, adjusted consolidated operating income of $68 million declined $10 million compared to the first half 2013, reflecting a $4.5 million customer payment recognized in 2013, $3 million of higher planned major maintenance expenses, $2 million of higher weather related energy costs, and $1 million of higher depreciation expense. Relative to the first half 2013, the impact from lower prices on heat treat plate was largely offset by higher volume and improved underlying costs.

During the first half 2014, uses of cash included approximately $37 million returned to shareholders through share repurchases and quarterly dividends, capital investments of $30 million, and a $16 million annual variable contribution to the VEBAs. Total capital spending for the full year 2014 is anticipated to be in the range of $50 million to $60 million related to significant organic investments to support further growth in aerospace and automotive applications. Total liquidity at June 30, 2014 remained strong with cash and cash equivalents and short-term investments of $301 million and net borrowing availability under the Company's revolving credit facility of $251 million.

Outlook

”As we capture further benefits from our Phase 5 heat treat plate expansion and the new casting complex at our Trentwood facility, we expect continued improvement in throughput and manufacturing efficiency,” stated Mr. Hockema. “We anticipate normal seasonal demand weakness in the second half of 2014 and favorable year-over-year results reflecting improved manufacturing efficiencies and strong momentum in our heat treat plate and automotive shipments. Overall, for the full year 2014, we continue to expect results will be similar to 2012 and 2013.”

“Looking beyond 2014, we remain very positive on the long-term prospects for our company as we continue to realize the full benefits from strong secular demand fundamentals for our aerospace and automotive extrusion applications and continued improvement in our manufacturing efficiencies driven by the capital investments we have made to support growth. The investments to expand our capacity and capabilities and to further enhance our product quality will continue to allow us to capture additional opportunities for profitable growth in our served markets in aerospace, automotive and general industrial applications,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, July 24, 2014, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter and first half 2014 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 287-5563, and accessed internationally at (719) 457-2661. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube and wire products, adhering to traditions of quality, innovation and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) the Company’s inability to achieve the level of profitable growth, capacity and capability expansions, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s acquisitions and other strategic investments, as well as its ability to participate in anticipated new automotive programs expected to launch in the future; (c) increases in the Company’s costs, including the cost of energy, raw materials and freight costs, which it is unable to pass through to its customers; (d) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (e) the Company's ability to lower energy costs, realize manufacturing throughput gains and efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (f) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (g) unfavorable changes in laws or regulations that impact the Company’s operations and results; (h) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2013. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations Contact:                    Public Relations Contact:
Melinda C. Ellsworth                         Dave Quast
Kaiser Aluminum Corporation                    FTI Consulting
(949) 614-1757                             (213) 452-6348

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
Net sales	$344.1	$328.9	$679.2	$666.3
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	275.5	261.5	558.4	525.1
Unrealized (gains) losses on derivative instruments	(1.6)	4.2	(3.6)	4.9
Depreciation and amortization	7.7	7.0	15.1	14.0
Selling, administrative, research and development, and general
Selling, administrative, research and development, and general	22.0	21.8	42.3	43.5
Net periodic pension benefit income relating to VEBAs (includes accumulated other comprehensive income reclassifications related to VEBA of $2.0 and $1.4 for the quarters ended June 30, 2014 and June 30, 2013, respectively, and $4.5 and $2.8 for the six months ended June 30, 2014 and June 30, 2013, respectively)	(6.1)	(5.7)	(11.7)	(11.3)
Total selling, administrative, research and development, and general	15.9	16.1	30.6	32.2
Other operating charges, net	0.2	—	0.2	—
Total costs and expenses	297.7	288.8	600.7	576.2
Operating income	46.4	40.1	78.5	90.1
Other (expense) income:
Interest expense	(9.2)	(9.0)	(18.0)	(18.3)
Other income (expense), net (includes accumulated other comprehensive income reclassifications for realized gains on available for sale securities of $0.1 and $0.2 for the quarters ended June 30, 2014 and June 30, 2013, respectively, and $0.2 and $0.6 for the six months ended June 30, 2014 and June 30, 2013, respectively)	1.8	(0.8)	3.7	0.2
Income before income taxes	39.0	30.3	64.2	72.0
Income tax provision (includes aggregate income tax expense from reclassification items of $(0.7) and $(0.4) for the quarters ended June 30, 2014 and June 30, 2013, respectively, and $(1.6) and $(0.8) for the six months ended June 30, 2014 and June 30, 2013, respectively)	(14.5)	(11.7)	(23.9)	(19.9)
Net income	$24.5	$18.6	$40.3	$52.1

Earnings per common share, Basic:
Net income per share	$1.38	$0.99	$2.25	$2.73
Earnings per common share, Diluted[2]:
Net income per share	$1.33	$0.98	$2.18	$2.70
Weighted-average number of common shares outstanding (in thousands):
Basic	17,841	18,742	17,889	19,027
Diluted[2]	18,458	18,945	18,512	19,256

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2014, for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	June 30, 2014	December 31, 2013
	(Unaudited)
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$174.2	$169.5
Short-term investments	127.2	129.5
Receivables:
Trade, less allowance for doubtful receivables of $0.8 at June 30, 2014 and December 31, 2013	123.1	119.8
Other	11.0	13.4
Inventories	198.1	214.4
Prepaid expenses and other current assets	135.5	44.2
Total current assets	769.1	690.8
Property, plant, and equipment – net	441.4	429.3
Net assets of VEBAs	422.2	406.0
Deferred tax assets – net (including deferred tax liability relating to the VEBAs of $158.4 at June 30, 2014 and $152.4 at December 31, 2013)	45.8	69.1
Intangible assets – net	32.9	33.7
Goodwill	37.2	37.2
Other assets	24.0	104.8
Total	$1,772.6	$1,770.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72.1	$62.9
Accrued salaries, wages, and related expenses	33.8	42.7
Other accrued liabilities	115.1	44.8
Current portion of long-term debt	167.9	—
Short-term capital lease	0.1	0.2
Total current liabilities	389.0	150.6
Deferred tax liability	1.2	1.2
Long-term liabilities	63.7	146.4
Long-term debt	225.0	388.5
Total liabilities	678.9	686.7
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2014 and December 31, 2013; no shares were issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2014 and at December 31, 2013; 21,236,249 shares issued and 17,932,785 shares outstanding at June 30, 2014; 21,103,700 shares issued and 18,147,017 shares outstanding at December 31, 2013	0.2	0.2
Additional paid in capital	1,026.0	1,023.1
Retained earnings	261.4	233.8
Treasury stock, at cost, 3,303,464 shares at June 30, 2014 and 2,956,683 shares at December 31, 2013, respectively	(176.2)	(152.2)
Accumulated other comprehensive loss	(17.7)	(20.7)
Total stockholders’ equity	1,093.7	1,084.2
Total	$1,772.6	$1,770.9

1    Please refer to the Company's Form 10-Q for the quarter ended June 30, 2014 and Form 10-K for the year ended December 31, 2013 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

GAAP operating income	$46.4	$40.1	$78.5	$90.1
Mark-to-market (gains) losses	(1.5)	4.2	(3.5)	4.9
Other operating NRR income items[1,2]	(6.4)	(7.3)	(7.4)	(17.0)
Operating income, excluding operating NRR items	38.5	37.0	67.6	78.0
Depreciation and Amortization	7.7	7.0	15.1	14.0
Adjusted EBITDA[3]	$46.2	$44.0	$82.7	$92.0

GAAP net income	$24.5	$18.6	$40.3	$52.1
Operating NRR Items	(7.9)	(3.1)	(10.9)	(12.1)
Non-Operating NRR Items[4]	(0.5)	0.9	(1.4)	0.5
Tax impact of above NRR Items	3.2	0.8	4.6	4.4
NRR tax benefit	—	—	—	(7.8)
Adjusted net income	$19.3	$17.2	$32.6	$37.1

GAAP earnings per diluted share[5]	$1.33	$0.98	$2.18	$2.70
Adjusted earnings per diluted share[5]	$1.05	$0.91	$1.76	$1.93

1    Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit income related to the VEBAs, adjustments to plant-level LIFO, environmental expenses, and workers' compensation benefit/cost due to discounting.

2    NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3    Adjusted EBITDA equals operating income excluding operating non-run-rate items, plus depreciation and amortization.

4    Non-Operating NRR Items do not contribute to Reported Operating Income and represent the mark-to-market of convertible bond related financial derivatives.

5    Diluted shares for EPS calculated using treasury method.